EXHIBIT  4.3
                                                               ------------


                            SLADE'S FERRY BANCORP
                           SOMERSET, MASSACHUSETTS

                         DIVIDEND REINVESTMENT PLAN
                        (Amended as of October 2003)


                               SUMMARY OF PLAN

      The Dividend Reinvestment Plan ("the Plan") of Slade's Ferry Bancorp ("the Company") provides the holders of the Company's Common Stock ($.01 par value) ("Common Stock") a convenient method of acquiring additional shares of Common Stock of the Company without paying any brokerage commission or service charge. All Company stockholders are eligible to participate.

      Under the Plan, participating stockholders may elect to have all dividends on Common Stock currently owned by the participant reinvested in newly issued shares of the Company's Common Stock and in addition, may elect to make optional cash payments of a minimum of $100 each and an aggregate maximum of $5,000 per year for the purchase of additional shares of the Company's Common Stock. Shares purchased with dividends will be purchased from the Company as of the dividend payment date at a price equal to the closing price for the Company's Common Stock on the NASDAQ Small Cap Market on the investment date. Shares acquired with optional cash payments will be purchased from the Company on the 15th of each month at a price equal to the closing price for the Company's Common Stock on the NASDAQ Small Cap Market on the investment date.

      Any participant may withdraw from the Plan at any time. The Plan will be administered by Registrar and Transfer Company, Cranford, New Jersey.


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                           DESCRIPTION OF THE PLAN
                           -----------------------

1)    PURPOSE
      -------

      The purpose of the Slade's Ferry Bancorp Dividend Reinvestment Plan is to provide the Company's stockholders the opportunity to reinvest their cash dividends into additional shares of the Company's Common Stock, and in addition, the opportunity to elect to make optional cash payments to purchase additional shares of the Company's Common Stock.

2)    ADVANTAGES
      ----------

      A participant in the Plan may acquire additional shares of Common Stock by authorizing automatic reinvestment of cash dividends and by making optional cash payments without incurring any brokerage fees, service fees, or commissions. Participants will receive a quarterly or monthly statement setting forth the amount of dividends, the optional cash payments received, the number of shares (full and fractional) purchased, the price per share and the amount of shares held for the participant by the Company.

3)    ADMINISTRATION
      --------------

      Registrar and Transfer Company of Cranford, New Jersey will administer the Plan, keep a continuous record of each participant's activities, and issue a periodic statement of account to each participant.

4)    CORRESPONDENCE
      --------------

      Any correspondence concerning the Plan should be sent to:

            Registrar and Transfer Company
            Dividend Reinvestment Plan Department
            PO Box 664
            Cranford, New Jersey 07016

      Telephone inquires may be directed to:

            Shareholder Services:
            (800) 368-5948

5)    ELIGIBILITY TO PARTICIPATE
      --------------------------

      Any company stockholder is eligible to participate in the Plan.


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6)    BECOMING A PARTICIPANT
      ----------------------

      A stockholder may become a participant by filling out and signing the authorization card and returning it to Registrar and Transfer Company, Dividend Reinvestment Plan Department directed to Shareholder Services. A stockholder may become a participant at any time; however, the authorization card must be received by Shareholder Services at least one (1) week prior to the dividend record date on which the participant wants to begin reinvesting. Participants will have all dividends on shares of Company Common Stock held of record by them reinvested in additional shares of the Company's Common Stock.

7)    ACQUISITION OF SHARES
      ---------------------

      Reinvested dividends will be used to acquire authorized but unissued shares of Common Stock from the Company at a price equal to the closing price for the Company's Common Stock on the NASDAQ Small Cap Market on the investment date.

8)    INVESTMENT DATE
      ---------------

      The investment date for the acquisition of shares by dividend reinvestment will be the same date established by the Company as the dividend payment date; normally January 15, April 15, July15, and October 15. The investment date for the acquisition of shares by optional cash payments will be on the 15th of each month or the next business day if the 15th falls on a Saturday, Sunday, or holiday.

9)    MAKING OPTIONAL CASH PAYMENTS
      -----------------------------

      Any participant may at any time elect to make optional cash payments for the purchase of additional shares of the Company's Common Stock by completing an Optional Cash Payment remittance form and submitting it to Shareholder Services at Registrar and Transfer Company together with a check payable to Registrar and Transfer Company. Such optional cash payments must be in an amount of not less than $100 and may not exceed a total of $5,000 in any calendar year. Any optional cash payments received in an amount less than $100 or in excess of $5,000 for the calendar year will be returned to the participant.

      Stockholders who are not participants in the Dividend Reinvestment Plan may not acquire additional shares through optional cash payments.


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10)   PURCHASING SHARES WITH OPTIONAL CASH PAYMENTS
      ---------------------------------------------

      Optional cash payments will be utilized to purchase additional shares of the Company's Common Stock as of the investment date at a price equal to the closing price for the Company's Common Stock on the NASDAQ Small Cap Market on the investment date. In order to be so invested, optional cash payments must be received by Registrar and Transfer Company no later than the tenth day of the month. Optional cash payments received after the deadline for the month will be held and invested on the next investment date. No interest will be paid by the Company on optional cash payments held pending investment.

11)   FRACTIONAL SHARES
      -----------------

      Each participant's account will be credited with the number of shares purchased by the dividend and/or the optional cash payment including fractions computed to four (4) decimal places.

12)   REPORTS TO PARTICIPANTS
      -----------------------

      Participants will receive a detailed statement of their Plan account from Registrar and Transfer Company as soon as possible following each dividend payment and each optional cash investment transaction. This detailed statement will show total cash dividends received, optional cash payments received, total shares purchased, price paid per share and total shares held by Company. These statements should be retained by participants to determine the tax cost basis for share purchased.

13)   WITHDRAWAL
      ----------

      A participant may withdraw from the Plan at any time by providing written notice that he/she intends to withdraw to Registrar and Transfer Company, Shareholder Services, P.O. Box 664, Cranford, New Jersey 07016. If a participant withdraws or if the Company terminates the Plan, certificates for whole shares of Common Stock credited to the account of the participant under the Plan will be issued and cash will be remitted to the participant for any fractional shares on the basis of the then current market price of the Company's shares.

14)   CERTIFICATES
      ------------

      Certificates for shares of Common Stock acquired under the Plan will not be issued to participants but will be registered in the name of the Company as agent for the participants. This service protects against loss, theft or destruction of stock certificates. The number of shares of Common Stock


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      credited to an account under the Plan will be indicated on the participant's statement of account.

      Upon written request by a participant, certificates for any number of whole shares credited to an account under the Plan will be issued to the participant. Requests for the issuance of certificates should be mailed to Registrar and Transfer Company to the attention of Shareholder Services.

      Certificates for fractions of shares of Common stock will not be issued under any circumstances.

      Certificates will be issued in the participant's name as set forth in the Company's shareholder record.

15)   FEDERAL TAX TREATMENT
      ---------------------

      According to Shatswell, Macleod & Company P.C., independent certified public accountants for the Company, the federal income tax consequences to the Company and the plan participants are as follows:

      1. No gain or loss will be recognized by the Company upon reinvestment of cash dividends in common stock of the Company nor from the issuance of new shares under the optional cash payments provision of the plan (Section 1032, I.R.C.)
      2. At the time of reinvestment of a cash dividend under the Plan, a participant will realize taxable income equal to the fair market value of shares acquired (Section 301(c), I.R.C.;
            Section 305 (b), I.R.C. 316 (a), I.R.C.)
      3. The basis of the common stock acquired through reinvestment of cash dividends or under optional cash payments provision of the Plan will be the fair market value at the date of acquisition (Section 1012, I.R.C.).
      4. The holding period of the common stock acquired under the Plan will commence on the date the stock is acquired (Section 1223
            (6), I.R.C.).
      5. A participant will recognize gain or loss when shares and/or fractional shares are sold or exchanged (Section1001, I.R.C.;
            Section 302 I.R.C).

      The above tax consequences may not reflect every possible situation that could result from participation in the Plan and, therefore, participants are advised to consult with their own tax advisors with respect to the tax consequences (including federal, state and local taxes) applicable to their particular situation.


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16)   VOTING AT STOCKHOLDERS MEETINGS
      -------------------------------

      Each participant will be furnished a proxy card and will be entitled to vote all shares held under the Plan for his account in addition to certificate shares held by the participant directly.

17)   COMPANY'S RESPONSIBILITIES
      --------------------------

      Neither the Company nor Registrar & Transfer Company in administrating the plan will be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death before receipt of notice in writing of such death or with respect to any fluctuation in the market value after any acquisition or sale of stock.

      Participants should recognize that the Company cannot assure a profit or protect against a loss on the Common Stock purchased under the Plan.

      The Company cannot guarantee that dividends on shares of its Common Stock might not be reduced or eliminated.

18)   SUSPENSION, AMENDMENT OR TERMINATION OF THE PLAN
      ------------------------------------------------

      The Company reserves the right to suspend, amend or terminate the Plan at any time. All participants will receive prompt written notice of any such action. Any material amendment to the Plan will require that a written amendment to the Company's Registration Statement be filed with the Securities and Exchange Commission.

      If the Company terminates the Plan, certificates for whole shares of Common Stock purchased for participants under the Plan will be issued to the Participants, and the participants will receive back any uninvested cash together with the cash value of any fractional shares credited to their account based on the current market value of those shares.


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